                                                Exhibit 99.1
JELD-WEN Reports First Quarter 2023 Results and Updates Full-Year Guidance
May 8, 2023
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the three months ended April 1, 2023. Comparability is to the same period in the prior year, unless otherwise noted. After taking into account reporting the Australasia segment as discontinued operations, the Company is raising its full-year guidance on the remaining business to reflect its first quarter results and ongoing cost reduction activities.
First Quarter Highlights
•Net revenue of $1,222.6 million increased +4.4% in the first quarter driven by +7% Core Revenue growth. Core Revenue growth included +10% of price realization driven by continuing cost inflation and lower volume/mix (-3%).
•Net income was $15.1 million or $0.18 per share, compared to net loss of ($0.5) million or ($0.01) per share during the same quarter a year ago. Operating income margin was 3.1% as of April 1, 2023.
•Adjusted EPS was $0.35, compared to Adjusted EPS of $0.24 in the same quarter a year ago. Adjusted EPS includes net after-tax charges of $14.5 million or $0.17 per share, compared to net after-tax charges of $22.3 million or $0.25 per share during the same quarter a year ago. Adjusted Net Income and Adjusted EPS for the quarter ended March 26, 2022 have been revised to conform to current period presentation and revise the adjusted tax impact. A further reconciliation of these charges for both periods can be found in the tables at the end of this release.
•Adjusted EBITDA was $93.5 million, compared to $80.2 million during the same quarter a year ago. Adjusted EBITDA Margin increased by 80 basis points year-over-year to 7.7%.
•On April 17, 2023, the Company announced the sale of its Australasia segment for AU$688 million and intent to use majority of the proceeds to repay debt.
“We made progress in the first quarter to simplify and strengthen JELD-WEN which, combined with more favorable than expected market conditions, resulted in improved financial performance,” said Chief Executive Officer William J. Christensen. “During this time of weaker demand, our associates carefully controlled costs while continuing to deliver on our customers’ expectations. In addition, to further simplify our global operations, we recently announced the sale of our Australasia business to Platinum Equity which will allow us to focus on our two largest regions and strengthen our balance sheet by paying down debt.”
Christensen continued, “Driven by our solid first quarter results, ongoing cost reduction activities and the move of our Australasia segment to discontinued operations, we are raising our 2023 guidance on the remaining business. However, with the continued macro-economic uncertainty in North America and Europe, we are taking a pragmatic view of the market and our financial outlook for the year.”

First Quarter 2023 Results
Net revenue for the three months ended April 1, 2023 increased $51.6 million, or +4.4%, to $1,222.6 million, compared to $1,171.0 million for the same period last year. The increase in net revenue was driven by +7% Core Revenue growth, partially offset by a -3% adverse foreign exchange impact. Core Revenue growth was driven by price realization of +10% mostly related to prior year increases and continuing cost inflation partially offset by lower volume/mix (-3%).
Net income was $15.1 million in the first quarter, compared to net loss of ($0.5) million in the same period last year, an increase of $15.7 million. The growth in net income was driven by positive price/cost, partially offset by lower volume/mix. Adjusted Net Income for the first quarter increased $7.8 million, to $29.6 million, compared to $21.8 million in the same period last year.
Earnings per share (“EPS”) for the first quarter was $0.18, compared to net loss per share of ($0.01) for the same quarter last year. Adjusted EPS for the first quarter was $0.35 compared to Adjusted EPS of $0.24 in the same quarter last year.
Adjusted EBITDA increased $13.3 million, to $93.5 million, compared to the same quarter last year. Adjusted EBITDA Margin increased 80 basis points to 7.7%, as positive price/cost was partially offset by lower volume/mix.
On a segment basis for the first quarter of 2023, compared to the same period last year:
•North America - Net revenue increased $45.7 million, or +6.3%, to $768.0 million, driven by a +7% increase in Core Revenue which was higher due to price realization of +10% partially offset by lower volume/mix (-3%). Net income
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

decreased $2.8 million to $35.2 million. Operating income margin was 7.0% as of April 1, 2023. Adjusted EBITDA increased $12.1 million to $79.2 million, while Adjusted EBITDA Margin increased 100 basis points to 10.3%.
•Europe - Net revenue decreased $10.8 million, or -3.3%, to $312.5 million, due to a -6% adverse impact from foreign exchange, slightly offset by a +3% increase in Core Revenue. Core Revenue increased due to price realization of +10%, partially offset by lower volume/mix (-7%). Net income increased $7.9 million to $7.3 million. Operating income margin was 1.7% as of April 1, 2023. Adjusted EBITDA increased $2.9 million to $17.6 million, while Adjusted EBITDA Margin increased by 110 basis points to 5.6%.
•Australasia - Net revenue increased $16.7 million, or +13.3%, to $142.1 million, due to a +20% increase in Core Revenue, partially offset by a -7% adverse impact from foreign exchange. Core Revenue increased due to higher volume/mix of +11% and strong price realization of +9%. Net income increased $3.3 million to $5.3 million. Operating income margin was 5.6% as of April 1, 2023. Adjusted EBITDA increased $2.2 million to $12.6 million, while Adjusted EBITDA Margin increased 60 basis points to 8.9%.
Cash Flow and Balance Sheet
Net cash flow used in operations was ($0.7) million during the first quarter of 2023, a $186.2 million improvement compared to net cash flow used in operations of ($186.9) million during the same period a year ago. Net income in the first quarter of 2023 improved $15.7 million compared to the same period a year ago. Net working capital consumed ($41.1) million in the first quarter of 2023, a $186.5 million improvement compared to the prior year.
Capital expenditures in the first quarter of 2023 increased by $7.2 million to $23.6 million, up from $16.4 million in the first quarter of 2022.
Free Cash Flow used in the first quarter of 2023 was ($24.3) million, compared to Free Cash Flow used in the first quarter of 2022 of ($203.2) million. This $179.0 million improvement is primarily due to higher net cash flow from operations.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $618.9 million as of April 1, 2023, compared to total liquidity of $645.5 million as of December 31, 2022.
Updated Full Year 2023 Guidance
JELD-WEN is updating its guidance to reflect the solid first quarter performance, ongoing cost reduction actions and the impact of the Australasia segment moving to discontinued operations following the April 17, 2023 announcement of the agreement to sell the segment.
The Company now expects 2023 net revenue of $4.0 to $4.4 billion which reflects a low double digit decline in volume/mix across its portfolio of products and geographies in North America and Europe. Core Revenues are forecasted to be down 4% to 8% as carry-forward price realization partially offsets lower market demand.
Further, the Company now expects 2023 Adjusted EBITDA to be within the range of $330 to $370 million driven by lower year-over-year volumes and the non-recurrence of certain Other Income items partially offset by improved productivity and cost reductions.

	Revenue	Adjusted EBITDA
Original Guidance	$4.5B to $4.9B	$360M to $400M
Original Guidance Without Australasia	$3.9B to $4.3B	$300M to $340M
Updated Guidance	$4.0B to $4.4B	$330M to $370M
Although the Company believes the assumptions reflected in the range of guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, the continuing conflict in Ukraine, ongoing disruptions in global supply chains, and potential changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition the guidance ranges provided for 2023 do not include the impact of potential acquisitions or divestitures, except the announced divestiture of the Australasia business, and assume no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.
Conference Call Information
JELD-WEN management will host a conference call on May 9, 2023, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-330-2446 from the United States or +1-240-789-2732
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

internationally and using ID 1285715. A slide presentation highlighting the Company’s results is available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the Company’s website at https://investors.jeld-wen.com.
About JELD-WEN Holding, Inc.
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com

Media Contact:
Colleen Penhall
Vice President, Corporate Communications
980-322-2681
cpenhall@jeldwen.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts or forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Reports on Form 10-Q filed in 2023 and our other filings with the U.S. Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The Company provides certain guidance solely on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

Other companies may compute these measures differently. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP.

We use Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA Margin to measure our financial performance in reporting our results to our Board of Directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: (income) loss from discontinued operations, net of tax; income tax expense (benefit); depreciation and amortization; interest expense, net; and certain special items consisting of non-recurring legal and professional expenses and settlements; restructuring and asset related charges; facility closure, consolidation, and other related costs and adjustments; M&A related costs; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; and other special items.

Adjusted Net Income represents net income adjusted for the after-tax impact of certain special items used to calculate Adjusted EBITDA as described above. Where applicable, the specifically identified items are tax effected at the applicable jurisdictional tax rate and tax expense is adjusted to remove the effect of discrete tax items.

Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted Net Income as described above.

Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net revenues.

We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of “Core” metrics assists management, investors, and analysts in understanding the organic performance of the operations.

We present Free Cash Flow because we believe this metric assists investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash (used in) provided by operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered alternatives to net cash (used in) provided by operating activities as a liquidity measure. We also present Net Debt Leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the Company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA for the last twelve month period.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	April 1, 2023	March 26, 2022	% Variance
Net revenues	$1,222.6	$1,171.0	4.4%
Cost of sales	990.5	967.7	2.4%
Gross margin	232.1	203.3	14.2%
Selling, general and administrative	185.5	193.0	(3.9)%
Restructuring and asset related charges	9.3	—	NM
Operating income	37.3	10.3	262.1%
Interest expense, net	21.2	18.4	15.6%
Other income, net	(5.3)	(7.3)	(28.1)%
Income (loss) before taxes	21.3	(0.7)	NM
Income tax expense	6.2	(0.2)	NM
Net income (loss)	15.1	(0.5)	NM
Diluted Net income (loss) per share	$0.18	$(0.01)
Diluted Shares	85,149,088	89,802,974
Other financial data:
Operating income margin	3.1%	0.9%
Adjusted EBITDA (1)	$93.5	$80.2	16.6%
Adjusted EBITDA Margin (1)	7.7%	6.9%
(1)Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Balance Sheets (Unaudited)
(In millions)

(amounts in thousands, except share and per share data)	April 1, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$202.6	$219.4
Restricted cash	1.4	1.5
Accounts receivable, net	702.4	603.7
Inventories	637.8	666.5
Other current assets	80.3	78.8
Assets held for sale	128.5	125.7
Total current assets	1,753.0	1,695.6
Property and equipment, net	758.1	762.5
Deferred tax assets	200.8	195.2
Goodwill	463.6	460.5
Intangible assets, net	186.7	192.1
Operating lease assets, net	166.9	167.9
Other assets	31.3	27.6
Total assets	$3,560.5	$3,501.4
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$348.4	$320.7
Accrued payroll and benefits	131.8	133.6
Accrued expenses and other current liabilities	294.5	291.9
Current maturities of long-term debt	29.1	34.4
Liabilities held for sale	6.7	6.0
Total current liabilities	810.6	786.6
Long-term debt	1,721.2	1,713.2
Unfunded pension liability	38.3	35.5
Operating lease liability	133.0	135.8
Deferred credits and other liabilities	100.9	97.9
Deferred tax liabilities	8.7	8.7
Total liabilities	2,812.8	2,777.8
Shareholders’ equity
Preferred Stock, par value $0.01 per share, 90,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: 900,000,000 shares authorized, par value $0.01 per share, 84,916,876 and 84,347,712 shares issued and outstanding as of April 1, 2023 and December 31, 2022, respectively.	0.8	0.8
Additional paid-in capital	738.8	734.9
Retained earnings	145.6	130.5
Accumulated other comprehensive loss	(137.5)	(142.6)
Total shareholders’ equity	747.8	723.5
Total liabilities and shareholders’ equity	$3,560.5	$3,501.4

JELD-WEN Holding, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended
(amounts in thousands)	April 1, 2023	March 26, 2022
OPERATING ACTIVITIES
Net income (loss)	$15.1	$(0.5)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	32.8	32.6
Deferred income taxes	(4.3)	(2.4)
Net (gain) loss on disposition of assets	(0.1)	0.1
Adjustment to carrying value of assets	2.2	—
Amortization of deferred financing costs	0.8	0.7
Stock-based compensation	4.4	9.7
Amortization of U.S. pension expense	0.1	0.4
Recovery of cost from interest received on impaired notes	(1.4)	(7.0)
Other items, net	(4.3)	2.2
Net change in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(100.2)	(157.7)
Inventories	31.8	(61.3)
Other assets	(1.8)	(34.7)
Accounts payable and accrued expenses	27.6	45.5
Change in short term and long-term tax liabilities	(3.3)	(14.4)
Net cash used in operating activities	(0.7)	(186.9)
INVESTING ACTIVITIES
Purchases of property and equipment	(21.4)	(15.4)
Proceeds from sale of property and equipment	0.4	—
Purchase of intangible assets	(2.2)	(1.0)
Recovery of cost from interest received on impaired notes	1.4	7.0
Cash received from insurance proceeds	3.2	—
Change in securities for deferred compensation plan	(0.4)	—
Net cash used in investing activities	(19.0)	(9.3)
FINANCING ACTIVITIES
Change in long-term debt	0.3	110.6
Common stock issued for exercise of options	—	1.0
Common stock repurchased	—	(40.2)
Payments to tax authorities for employee share-based compensation	(0.4)	(0.1)
Net cash (used in) provided by financing activities	(0.1)	71.3
Effect of foreign currency exchange rates on cash	2.9	(4.9)
Net decrease in cash and cash equivalents	(16.9)	(129.8)
Cash, cash equivalents and restricted cash, beginning	220.9	396.9
Cash, cash equivalents and restricted cash, ending	$204.0	$267.1

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
(amounts in millions)	April 1, 2023	March 26, 2022
Net income (loss)	$15.1	$(0.5)
Income tax expense (benefit)	6.2	(0.2)
Depreciation and amortization	32.8	32.6
Interest expense, net	21.2	18.4
Special items:
Legal and professional expenses and settlements(1)	1.8	1.9
Restructuring and asset related charges(2)	9.3	—
Facility closure, consolidation, and other related costs and adjustments(3)	1.3	0.1
M&A related costs(4)	4.6	3.3
Share-based compensation expense(5)	4.4	9.7
Non-cash foreign exchange transaction/translation (income) loss(6)	(3.1)	6.2
Other special items (7)	(0.1)	8.8
Adjusted EBITDA	$93.5	$80.2
(1)Legal and professional expenses and settlements primarily related to litigation and transformation initiatives.
(2)Represents severance, accelerated depreciation charges, and other expenses directly incurred as a result of restructuring events, including equipment relocation expenses.
(3)Facility closure, consolidation, and other related costs and adjustments primarily related to winding down certain facilities closed in 2022.
(4)M&A related costs consists primarily of legal and professional expenses related to the potential dispositions of Towanda and our Australasia segment.
(5)Represents non-cash equity-based compensation expense related to the issuance of share-based awards.
(6)Non-cash foreign exchange transaction/translation (income)/loss primarily consists of (gains)/losses associated with fair value adjustments of foreign currency derivatives and revaluation of intercompany balances.
(7)Other special items not core to ongoing business activity in the three months ended March 26, 2022 primarily consists of $6.9 million in expenses related to fire damage and downtime at one of our facilities in our North America segment.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended
(amounts in millions, except share and per share data)	April 1, 2023	March 26, 2022
Net income (loss)	$15.1	$(0.5)
Special items:(1)
Legal and professional expenses and settlements	1.8	1.9
Restructuring and asset related charges	9.3	—
Facility closure, consolidation, and other related costs and adjustments	1.3	0.1
M&A related costs	4.6	3.3
Share-based compensation expense	4.4	9.7
Non-cash foreign exchange transactions/translation (income) loss	(3.1)	6.2
Other special items	(0.1)	8.8
Tax impact of special items(2)	(4.7)	(7.6)
Tax special items	1.0	(0.1)
Adjusted Net Income	$29.6	$21.8

Diluted net income per share	$0.18	$(0.01)
Special items:(1)
Legal and professional expenses and settlements	0.02	0.02
Restructuring and asset related charges	0.11	—
Facility closure, consolidation, and other related costs and adjustments	0.02	—
M&A related costs	0.06	0.04
Share-based compensation expense	0.05	0.11
Non-cash foreign exchange transactions/translation (income) loss	(0.04)	0.07
Other special items	—	0.10
Tax impact of special items (2)	(0.06)	(0.09)
Tax special items	0.01	—
Adjusted Net Income per share	$0.35	$0.24

Diluted shares used in Adjusted EPS calculation represent the fully dilutive shares for the three months ended April 1, 2023 and March 26, 2022.(3)	85,149,088	91,372,991
(1)Refer to the calculation of Adjusted EBITDA for the definitions of the Special items listed above.
(2)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at the jurisdictional statutory tax rate.
(3)Dilutive shares for March 26, 2022 includes basic weighted average shares outstanding of 89,802,974 and the dilutive impact of restricted stock units, performance share units, and options to purchase common stock of 1,570,017.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended April 1, 2023
(amounts in millions)	North America	Europe	Australasia	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Net income (loss)	$35.2	$7.3	$5.3	$47.9	$(32.7)	$15.1
Income tax expense (benefit)	14.5	1.4	2.3	18.3	(12.1)	6.2
Depreciation and amortization	17.8	7.4	4.4	29.7	3.1	32.8
Interest expense, net	2.8	0.1	0.9	3.8	17.4	21.2
Special items:(1)
Legal and professional expenses and settlements	—	0.1	—	0.1	1.8	1.8
Restructuring charges and asset related charges	7.8	1.3	—	9.1	0.2	9.3
Facility closure, consolidation, and other related costs and adjustments	—	1.3	—	1.3	—	1.3
M&A related costs	0.2	—	—	0.2	4.3	4.6
Share-based compensation expense	1.0	0.5	0.3	1.7	2.7	4.4
Non-cash foreign exchange transaction/translation (income)	(0.2)	(1.7)	(0.9)	(2.8)	(0.2)	(3.1)
Other special items	(0.1)	(0.1)	0.3	0.1	(0.3)	(0.1)
Adjusted EBITDA	$79.2	$17.6	$12.6	$109.4	$(15.9)	$93.5
(1)Refer to the calculation of Adjusted EBITDA for the definitions of the Special items listed above.

	Three Months Ended March 26, 2022
(amounts in millions)	North America	Europe	Australasia	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Net income (loss)	$38.1	$(0.6)	$2.0	$39.5	$(40.0)	$(0.5)
Income tax expense (benefit)(1)	1.0	1.4	1.0	3.4	(3.6)	(0.2)
Depreciation and amortization	16.7	7.9	4.8	29.4	3.1	32.6
Interest expense, net	1.1	1.8	1.0	3.9	14.4	18.4
Special items:(2)
Legal and professional expenses and settlements	—	—	0.1	0.1	1.8	1.9
Facility closure, consolidation, and other related costs and adjustments	—	0.1	—	0.1	—	0.1
M&A related costs	0.1	—	—	0.1	3.1	3.3
Share-based compensation expense	2.0	0.9	0.5	3.4	6.3	9.7
Non-cash foreign exchange transaction/translation loss (income)	0.3	(3.6)	0.6	(2.7)	8.9	6.2
Other special items	7.7	6.9	0.3	14.8	(6.0)	8.8
Adjusted EBITDA	$67.1	$14.7	$10.4	$92.2	$(11.9)	$80.2
(1)Income tax expense (benefit) in Corporate and unallocated costs includes the tax impact of US Operations.
(2)Refer to the calculation of Adjusted EBITDA for the definitions of the Special items listed above.
To conform with current period presentation, certain amounts in prior period information have been reclassified.

	Three Months Ended
	April 1, 2023	March 26, 2022
Net cash used in operating activities	$(0.7)	$(186.9)
Less capital expenditures	23.6	16.4
Free Cash Flow (1)	$(24.3)	$(203.2)
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading "Non-GAAP Financial Information".

	April 1, 2023	December 31, 2022
Total debt	$1,750.4	$1,747.6
Less cash and cash equivalents	202.6	219.4
Net Debt (1)	$1,547.8	$1,528.2
Divided by trailing twelve months Adjusted EBITDA	435.4	422.2
Net Debt Leverage (1)	3.6x	3.6x
(1)Net Debt and Net Debt Leverage are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading "Non-GAAP Financial Information."

Segment Results (Unaudited)
(In millions)

	Three Months Ended
	April 1, 2023	March 26, 2022
Net revenues from external customers			% Variance
North America	$768.0	$722.3	6.3%
Europe	312.5	323.3	(3.3)%
Australasia	142.1	125.4	13.3%
Total Consolidated	$1,222.6	$1,171.0	4.4%
Adjusted EBITDA(1)
North America	$79.2	$67.1	18.1%
Europe	17.6	14.7	20.0%
Australasia	12.6	10.4	21.4%
Corporate and unallocated costs	(15.9)	(12.0)	33.5%
Total Consolidated	$93.5	$80.2	16.6%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”